Exhibit 99.1

SEVEN ARTS ANNOUNCES APPOINTMENT OF VINCE VELLARDITA AS CHAIRMAN OF THE BOARD AND AS PRESIDENT AND CEO OF SEVEN ARTS MUSIC AND TELEVISION

(MARKETWIRE)-- LOS ANGELES, CA: APRIL 9, 2013 - Seven Arts Entertainment Inc. (OTCQB:SAPX) (the “Company” or “Seven Arts”) announced today the appointment of Vince Vellardita as the new Chairman of Seven Arts Entertainment’s Board of Directors, as part of a contribution to Seven Arts of film and music assets controlled by Mr. Vellardita.  Mr. Vellardita will be chief executive officer and president of a newly formed subsidiary, Seven Arts Music and Television Inc. (“SAMT”), pursuant to a three-year employment agreement.  Seven Arts’ existing music subsidiaries, Seven Arts Music and Big Jake Music, will be merged into SAMT.  Mr. Vellardita will become the Company’s main contact with the public securities market and will be responsible for developing and implementing its strategy and the methods for the continuing conversion of the Company’s existing debt securities, as well as for exploring future funding opportunities for the Company.  The Honorable Hubert Gibbs has stepped down as Chairman of the Board but will remain a director and Chairman of the Audit Committee.  Dan Reardon has resigned as a member of the Board of Directors.

Mr. Vellardita is a 34-year veteran of the music and television industries, who produced over 200 special events and concerts with artists such as U2, Duran Duran, the Jam, the Beach Boys and others.  Mr. Vellardita has been involved in the production of thousands of hours of television programming and built a television network of over 90 broadcast TV stations serving 35 million households in the United States.  At one point, Mr. Vellardita was the largest independent studio operator in the United States with over one million square feet of production facilities, 24 soundstages and 22 acres of land on both coasts.  Further, Mr. Vellardita has been involved in the public company arena for over 30 years, serves as a director of other public companies, has been involved in the raising of over 200 million dollars in public and private debt and equity, and has long-standing relationships with a variety of investment bankers.  Mr. Vellardita has been employed for the last year by Bridgeport Enterprises, Inc., a Florida-based entertainment production and distribution company.  A partial list of Mr. Vellardita’s credits is attached to this press release.

Seven Arts CEO Peter Hoffman stated:  “The Board welcomes Vince to Seven Arts and looks forward to his leadership as we expand our library and distribution operation in film, music and television.  Vince has a proven track record with investors and will provide leadership for Seven Arts in the capital markets.  Vince believes in the asset value and business Seven Arts has developed over the last decade and has the knowledge and experience to lead us through the next decade of growth and diversification.”

Newly appointed Seven Arts Chairman of the Board Vince Vellardita stated:  “I am thrilled and honored to be working with Seven Arts and, especially, with Peter Hoffman, one of the true pioneers of big budget films.  Peter helped bring to fruition the success of some of the most notable films of this era like “The Terminator” and the “Rambo” Series.  My goal is to assist Seven Arts Music and Television to ignite and grow Seven Arts’ stockholder value and to make it into one of the top entertainment companies in the United States.”

Mr. Vellardita transferred various film and music assets controlled by him in consideration of Seven Arts agreeing to issue to him shares equal to 20% of its common stock, which as of March 29, 2013, would be equivalent to 20% of its issued and outstanding shares.  These assets will be described in greater detail in future releases but will include over 75 previously released feature films, several hundred additional TV titles and interests in over 1,000 individual music or sound recording copyrights.  Seven Arts intends to deploy these assets in domestic and international expression of its digital and television distribution of feature films and television programs.  Seven Arts, through SAMT, will seek to enter the business of producing and distribution television series through a joint venture with Prodigy Pictures, which will be the subject of a separate release.

About Seven Arts

Seven Arts Entertainment Inc.’s predecessor was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production, and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television.

Cautionary Information Regarding Forward-Looking Statements.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated.  The information contained in this release is as of April 9, 2013.  Seven Arts assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

Contact:

Seven Arts Entertainment Inc. US contact:
Peter Hoffman
323-372-3080
phoffman@7artspictures.com